Filed Pursuant To Rule 433

Registration No. 333-275079

October 19, 2023

GBTC Lawsuit

GBTC Lawsuit Latest Updates

On June 29, 2022, Grayscale Senior Legal Strategist, former U.S. Solicitor General, and partner at Munger, Tolles & Olson, Donald B. Verrilli, Jr. filed a petition for review with the United States Court of Appeals for the District of Columbia Circuit on behalf of Grayscale — the first step in a litigation process to contest the Securities and Exchange Commission’s (SEC) decision on our proposal to convert Grayscale Bitcoin Trust (BTC) to a spot Bitcoin ETF*.

On August 29th, 2023, the D.C. Circuit unanimously ruled in favor of Grayscale in our lawsuit to convert GBTC to an ETF, vacating the SEC’s initial denial order.

The Grayscale team and our legal advisors are actively reviewing the details outlined in the Court’s opinion. We intend to update this web page to keep our investors and partners apprised of next steps and key information throughout the rest of the appellate process.

You can sign up here for real-time email updates. If you’re a member of the press, please feel free to contact press@grayscale.com to learn more.

*We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “‘40 Act”), as well as other exchange-traded products which are not subject to the registration requirements of the ‘40 Act.

APPELLATE PHASE TIMELINE

06/29/22

The SEC denies Grayscale's application to convert to an ETF

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06/29/22

Grayscale initiates litigation

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06/29/22

Grayscale files Petition for Review

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08/17/22

Court files Briefing Schedule

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10/11/22

Grayscale files Opening Brief

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10/18/22

Amicus briefs for Grayscale are filed

12/09/22

SEC files Reply Brief

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01/13/23

Grayscale files Reply Brief

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01/23/23

Oral Arguments Notice

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02/03/23

Grayscale files Final Opening Brief

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02/03/23

SEC files Final Reply Brief

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02/03/23

Grayscale files Final Reply Brief

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03/07/23

Audio Recording of Oral Arguments

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03/07/23

Unofficial Written Transcript of Oral Arguments

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07/10/23

Grayscale files 28(j) Letter

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07/27/23

Grayscale submits Comment Letter

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08/29/23

The D.C. Circuit rules in Favor of Grayscale

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09/05/23

Grayscale submits Comment Letter

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Amicus Briefs in Support of Grayscale

The Chamber of Commerce of the United States of America

Oct 18, 2022

Investors Choice Advocacy Network, joined by economic and law professors, and former SEC, CFTC and OCC officials

Oct 18, 2022

NYSE Arca

Oct 18, 2022

The Blockchain Association, joined by crypto trade associations, think tanks and advocacy groups

Oct 18, 2022

Coinbase, Inc

Oct 18, 2022

Litigation Filings

Comment Letter Submitted

Sep 05, 2023

The D.C. Circuit Ruled in Favor of Grayscale

Aug 29, 2023

Comment Letter Submitted

Jul 27, 2023

Letter of Petitioner Regarding Supplemental Authority Under Fed. R. App. P. 28(j)

Jul 10, 2023

Response of Petitioner to Letter of Respondent Regarding Supplemental Authority Under Fed. R. App. P. 28(j)

Apr 14, 2023

Letter of Respondent Regarding Supplemental Authority Under Fed. R. App. P. 28(j)

Apr 12, 2023

Oral Argument Time Allocation

Feb 22, 2023

Final Reply Brief of Petitioner Grayscale Investments, LLC

Feb 03, 2023

Final Reply Brief of Respondent SEC

Feb 03, 2023

Final Opening Brief of Petitioner Grayscale Investments, LLC

Feb 03, 2023

Oral Arguments Notice

Jan 23, 2023

Reply Brief of Petitioner Grayscale Investments LLC

Jan 13, 2023

Reply Brief of Respondent SEC

Dec 09, 2022

Order Granting Unopposed Motion to Modify Briefing Schedule

Oct 25, 2022

Respondent's Unopposed Motion to Modify Briefing Schedule

Oct 24, 2022

Opening Brief of Petitioner Grayscale Investments LLC

Oct 11, 2022

Order Granting Unopposed Motion to Extend Time

Aug 30, 2022

Petitioner’s Unopposed Motion to Extend Time

Aug 29, 2022

Certificate Describing the Documents in the Record Before the SEC

Aug 15, 2022

Certificate As To Parties, Rulings, And Related Cases

Aug 01, 2022

Agency Docketing Statement

Aug 01, 2022

Statement Of Intent To Utilize Deferred Joint Appendix

Aug 01, 2022

Petitioner’s Statement Of Issues To Be Raised

Aug 01, 2022

Underlying Decision From Which Petition Arises

Aug 01, 2022

Disapproval Order (SEC Release No. 34–95180)

Jul 06, 2022

Scheduling Order

Jul 01, 2022

Petition For Review

Jun 29, 2022

Further Reading

GBTC Litigation: Oral Arguments Unofficial Transcript

On the Pending GBTC Decision from the SEC

Q&A Our Lawsuit Against the SEC

Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.

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Grayscale Investments, LLC (“Grayscale”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale (“Products”) are registered under the Investment Company Act of 1940.

Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940.

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This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change.

The shares of each Product are not registered under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (except for Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account.

The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC).

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Prior to October 3, 2022, the Products were distributed by Genesis Global Trading, Inc. (Member FINRA/SIPC, MSRB Registered).

Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.